Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
May 26, 2009	Contact David A. Bochnowski
219-853-7575
NorthWest Indiana Bancorp Declares Second Quarter Dividend
     Munster, Indiana—The Northwest Indiana Bancorp, the parent company for Peoples Bank, announced today that on May 22, 2009, the Board of Directors of the Bancorp declared a dividend of $0.32 per share payable on July 2, 2009 to shareholders of record as of June 19, 2009.
     “Understanding the importance of our dividends to shareholders, the Board’s decision to reduce the dividend was not made lightly. This move was prompted by the action of the Federal Deposit Insurance Corporation (FDIC) to levy a special assessment on all federally insured banks,” said David A. Bochnowski, Peoples Bank Chairman and Chief Executive Officer.
     The Board’s decision came following a thorough review of the Bank’s capital position, and after taking into consideration the Bank’s growth strategies for Lake and Porter counties. According to Bochnowski, “Peoples Bank continues to be a well-capitalized bank and places a high value on maintaining a strong capital base. Our core earnings remain strong but the special assessment effectively places a tax on our income that will negatively impact earnings and ultimately our capital position.”
     Bochnowski reported that during the current banking crisis, customers have shown a preference for the strength of traditional community banking as seen by the increases in the Bank’s core account growth and loan originations. “Despite the stress of the current economy, opportunities exist in the near term to garner strong market value as customers shift their business from our regional and national competitors. We’re ensuring that we are in position to take advantage of these opportunities,” he added.
     “The Board of Directors is committed to building shareholder value and believes that being proactive in the face of adversity is the best course in these uncertain times. As the economy improves and the climate is free of unfavorable conditions, the Board will respond with a timely and prudent review of our dividend policy,” Bochnowski said.

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     Peoples Bank currently has ten offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster and Schererville, Indiana. Peoples Bank is a subsidiary of NorthWest Indiana Bancorp. The stock is traded on the OTC Bulletin Board under NWIN. The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.
   “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions resulting from the current turmoil in the financial services industry, including depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.